Filed pursuant to Rule 424(b)(2)

Registration No. 333-130932

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
Senior Debt Securities	$700,000,000	$27,510

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement of Form S-3 (File No. 333-130932) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT (To Prospectus Dated January 9, 2006)

$700,000,000

VIRGINIA ELECTRIC AND POWER COMPANY

$700,000,000 2008 Series B 8.875% Senior Notes Due 2038

The Senior Notes will bear interest at 8.875% per year and will mature on November 15, 2038. We will pay interest on the Senior Notes on May 15 and November 15 of each year, beginning May 15, 2009.

We may redeem all or any of the Senior Notes at any time at the make-whole redemption price described in this prospectus supplement plus accrued interest.

We will not make application to list the Senior Notes on any securities exchange or to include them in any automated quotation system.

Investing in the Senior Notes involves risks. For a description of these risks, see “Risk Factors” beginning on page S-7.

	Public Offering Price(1)	Underwriting Discount	Proceeds to Company Before Expenses(1)
Per Senior Note	99.995%	0.875%	99.120%
Total	$699,965,000	$6,125,000	$693,840,000

(1)	Plus accrued interest from November 6, 2008, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Senior Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about November 6, 2008.

Joint Book-Running Managers

Citi	Goldman, Sachs & Co.	RBS Greenwich Capital

Co-Managers

Deutsche Bank Securities	UBS Investment Bank

BNY Mellon Capital Markets, LLC	KBC Financial Products	Scotia Capital	The Williams Capital Group, L.P.

The date of this Prospectus Supplement is November 3, 2008.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Senior Notes and certain other matters relating to us and our financial condition. The second part, the accompanying base prospectus, gives more general information about Senior Debt Securities we may offer from time to time, some of which does not apply to the Senior Notes we are offering at this time. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the Senior Notes in the prospectus supplement differs from the description of Senior Debt Securities in the accompanying base prospectus, you should only rely on the information in the prospectus supplement.

You should rely only on the information contained in this document or to which this document refers you, or in other offering materials filed by us with the Securities and Exchange Commission (SEC). We have not authorized anyone, and we have not authorized the underwriters to authorize anyone, to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information which appears in this document and which is incorporated by reference in this document may only be accurate as of the date of this prospectus supplement or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. Our file number with the SEC is 001-02255. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the document listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), until such time as all of the securities covered by this prospectus supplement have been sold:

•	Annual Report on Form 10-K for the year ended December 31, 2007.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008; June 30, 2008 and September 30, 2008; and

•	Current Reports on Form 8-K, filed April 15, 2008 and May 9, 2008.

You may request a copy of this filing at no cost, by writing or telephoning us at:

Corporate Secretary

Virginia Electric and Power Company

120 Tredegar Street

Richmond, Virginia 23219

Telephone (804) 819-2000

FORWARD-LOOKING INFORMATION

We have included certain information in this prospectus supplement or other offering materials which is “forward-looking information” as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this prospectus supplement. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements.

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in this prospectus supplement under the heading RISK FACTORS and we refer you to that discussion for further information.

These factors include unusual weather conditions and their effect on energy sales to customers and energy commodity prices; extreme weather events, including hurricanes and severe storms, that can cause outages and property damage to our facilities; state and federal legislative and regulatory developments and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases, and other emissions to which we are subject; cost of environmental compliance, including those costs related to climate change; risks associated with the operation of nuclear facilities; fluctuations in energy-related commodity prices and the effect these could have on our earnings, liquidity position and the underlying value of our assets; capital market conditions, including the availability of credit and our ability to obtain financing on reasonable terms; risk associated with our membership and participation in PJM Interconnection, LLC related to obligations created by default of other participants; price risk due to securities held as investments in nuclear decommissioning trusts; fluctuations in interest rates; changes in federal and state tax laws and regulations; changes in rating agency requirements or credit ratings and their effect on availability and cost of capital; changes in financial or regulatory accounting principles or policies imposed by governing bodies; employee workforce factors including collective bargaining agreements and labor negotiations with union employees; the risks of operating businesses in regulated industries that are subject to changing regulatory structures; changes to regulated electric rates collected by us and the timing of such collection as it relates to fuel costs; timing and receipt of regulatory approvals necessary for planned construction or expansion projects; the inability to complete planned construction projects or expansion projects within the terms and time frames initially anticipated; and changes in rules for the regional transmission organizations (RTOs) in which we participate, including changes in rate designs and capacity models; political and economic conditions, including the threat of domestic terrorism, inflation and deflation; and adverse outcomes in litigation matters.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, the words “Company,” “we,” “our” and “us” refer to Virginia Electric and Power Company, a Virginia corporation, and its subsidiaries.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The DESCRIPTION OF THE SENIOR NOTES section of this prospectus supplement and the DESCRIPTION OF SENIOR DEBT SECURITIES section of the accompanying base prospectus contain more detailed information regarding the terms and conditions of the Senior Notes. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement and in the accompanying base prospectus.

THE COMPANY

We are a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and northeastern North Carolina. As of September 30, 2008, we served approximately 2.4 million retail customer accounts, including governmental agencies and wholesale customers such as rural electric cooperatives and municipalities. All of our common stock is owned by Dominion Resources, Inc. (Dominion). Dominion, headquartered in Richmond, Virginia, is one of the nation’s largest producers and transporters of energy. Dominion also owns and operates the nation’s largest underground natural gas storage system and serves retail energy customers in 12 states.

Our address and telephone number are: Virginia Electric and Power Company, 120 Tredegar Street, Richmond, Virginia 23219, Telephone (804) 819-2000.

Ratio of Earnings to Fixed Charges

Nine Months Ended	Twelve Months Ended	Years Ended December 31,
September 30, 2008	September 30, 2008	2007	2006	2005	2004	2003
5.37	4.88	3.93	3.34	3.21	4.48	3.61

THE OFFERING

The Senior Notes

We are offering $700,000,000 aggregate principal amount of the Senior Notes. The Senior Notes will mature on November 15, 2038.

The Senior Notes will be represented by one or more global certificates that will be deposited with and registered in the name of The Depository Trust Company, New York, New York (DTC) or its nominee. This means that you will not receive a certificate for your Senior Notes but, instead, will hold your interest through DTC’s book-entry system.

Interest Payment Dates

Interest on the Senior Notes will be payable semi-annually in arrears on May 15 and November 15, beginning May 15, 2009.

Record Dates

So long as the Senior Notes remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date.

If the Senior Notes are not in book-entry only form, the record date for each

Interest Payment Date will be the close of business on the fifteenth calendar day (whether or not a business day) before the applicable Interest Payment Date.

Optional Redemption

We may redeem some or all of the Senior Notes at any time at the redemption prices described in DESCRIPTION OF THE SENIOR NOTES—Optional Redemption, plus accrued interest to the date of redemption.

The holder of the Senior Notes may not require that the Senior Notes be redeemed at any time.

Ranking

The Senior Notes will rank equally with all of our other senior unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness. The Senior Notes will be effectively subordinated to all our secured debt, including our first and refunding mortgage bonds, of which there were $19.5 million outstanding at September 30, 2008. The Senior Indenture contains no restrictions on the amount of additional indebtedness that we may incur. While our mortgage bond indenture contains restrictions on the amount of additional mortgage bonds we may issue, the limit is in excess of $4 billion. The Senior Notes will not be guaranteed by Dominion.

No Listing of the Senior Notes

We do not plan to make application to list the Senior Notes on any securities exchange or to include them in any automated quotation system.

Use of Proceeds

We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of maturing medium-term notes or to repay short-term debt, including commercial paper. See USE OF PROCEEDS on page S-12.

RISK FACTORS

Your investment in the Senior Notes involves certain risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors below. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Senior Notes is suitable for you.

Our operations are weather sensitive. Our results of operations can be affected by changes in the weather. Weather conditions directly influence the demand for electricity and affect the price of energy commodities. In addition, severe weather, including hurricanes and winter storms, can be destructive, causing outages and property damage that require us to incur additional expenses. In addition, droughts can result in reduced water-levels that could adversely affect operations at some of our power stations.

We are subject to complex governmental regulation that could adversely affect our operations. Our operations are subject to extensive federal, state and local regulation and require numerous permits, approvals and certificates from various governmental agencies. We must also comply with environmental legislation and associated regulations. Management believes that the necessary approvals have been obtained for our existing operations and that our business is conducted in accordance with applicable laws. However, new laws or regulations, or the revision or reinterpretation of existing laws or regulations, or penalties imposed for non-compliance with existing laws or regulations may require us to incur additional expenses.

We could be subject to penalties as a result of mandatory reliability standards. As a result of the Energy Policy Act of 2005, owners and operators of bulk power transmission systems, including the Company, are subject to mandatory reliability standards enacted by the North American Electric Reliability Corporation and enforced by the Federal Energy Regulatory Commission. If we are found not to be in compliance with the mandatory reliability standards we could be subject to sanctions, including substantial monetary penalties.

Our costs of compliance with environmental laws are significant, and the cost of compliance with future environmental laws could adversely affect our cash flow and profitability. Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these legal requirements requires us to commit significant capital toward permitting, emission fees, environmental monitoring, installation and operation of pollution control equipment and purchase of allowances and/or offsets. Additionally, we could be responsible for expenses relating to remediation and containment obligations, including at sites where we have been identified by a regulatory agency as a potentially responsible party. Under United States environmental laws, an entity designated as a potentially responsible party may be held jointly, severally and strictly liable for all such cost. Our expenditures relating to environmental compliance have been significant in the past, and we expect that they will remain significant in the future. Costs of compliance with environmental regulations could adversely affect our results of operations and financial position, especially if emission and/or discharge limits are tightened, more extensive permitting requirements are imposed, additional substances become regulated and the number and types of assets we operate increases. We cannot estimate our compliance costs with certainty due to our inability to predict the requirements and timing of implementation of any new environmental rules or regulations related to emissions. Other factors which affect our ability to predict our future environmental expenditures with certainty include the difficulty in estimating clean-up costs and quantifying liabilities under environmental laws that impose joint and several liability on all responsible parties.

If federal and/or state requirements are imposed on energy companies mandating further emission reductions, including limitations on carbon dioxide emissions, such requirements could make some of our electric generating units uneconomical to maintain or operate. Environmental advocacy groups, other organizations and some agencies are focusing considerable attention on carbon dioxide emissions from power generation facilities and their potential role in climate change. We expect that federal legislation, and possibly additional state legislation, may pass resulting in the imposition of limitations on greenhouse gas emissions from fossil fuel-fired electric generating units. Such limits could make certain of our electric generating units uneconomical to operate in the long term, unless there are significant improvements in the commercial availability and cost of carbon capture and sequestration technology. In addition, a number of bills have been introduced in Congress that would require greenhouse gas emissions reductions from fossil fuel-fired electric generation facilities, natural gas facilities and other sectors of the economy, although none have yet been enacted. Compliance with these greenhouse gas emission reduction requirements may require us to commit significant capital toward carbon capture and sequestration technology, purchase of allowances and/or offsets, fuel switching, and/or retirement of high emitting generation and replacement with lower emitting generation. The costs of compliance with expected greenhouse gas legislation are subject to significant uncertainties due to the outcome of several interrelated assumptions and variables, including timing of the implementation of rules, required levels of reductions, allocation requirements of the new rules, the maturation and commercialization of carbon capture and sequestration technology and associated regulations, and our selected compliance alternatives. As a result, we cannot estimate the effect of any such legislation on our results of operations, financial condition, or our customers.

We are exposed to cost-recovery shortfalls because of capped base rates in effect in Virginia. Under the Restructuring Act, as amended in 2004 and 2007, our base rates remain capped through December 31, 2008. Although the Restructuring Act allows for the recovery of certain generation-related costs during the capped rates period, we remain exposed to numerous risks of cost-recovery shortfalls such as costs related to hurricanes or other unanticipated events.

Our base rates are subject to regulatory review. As a result of the Restructuring Act, commencing in 2009, our base rates will be reviewed by the SCC under a modified cost-of-service model. Such rates will be set based on analyses of our costs and capital structures, as reviewed and approved in regulatory proceedings. Under the Restructuring Act, the SCC may, in a proceeding conducted in 2009, reduce rates or order a credit to customers if we are deemed to have earnings during a 2008 test period which are more than 50 basis points above a return on equity level to be established by the SCC in that proceeding. After the initial rate case, the SCC will review our rates biennially and may order a credit to customers if we are deemed to have earned more than 50 basis points above a return on equity level established by the SCC and may reduce rates if we are found to have had earnings in excess of the established return on equity level during two consecutive biennial review periods.

Energy conservation could negatively impact our financial results. A number of regulatory and legislative bodies have introduced requirements and/or incentives to reduce energy consumption by certain dates. To the extent conservation resulted in reduced energy demand or significantly slowed the growth in demand, it could negatively impact us depending on the regulatory treatment of the associated impacts. Should we be required to invest in conservation measures that resulted in reduced sales from effective conservation, regulatory lag in adjusting rates for the impact of these measures could have a negative financial impact. We are unable to determine what impact, if any, conservation will have on our financial condition or results of operations.

There are risks associated with the operation of nuclear facilities. We operate nuclear facilities that are subject to risks, including the threat of terrorist attack and our ability to dispose of spent nuclear fuel, the disposal of which is subject to complex federal and state regulatory constraints. These risks also include the cost of and our ability to maintain adequate reserves for decommissioning, costs of replacement power, costs of plant maintenance and exposure to potential liabilities arising out of the operation of these facilities. We maintain decommissioning trusts and external insurance coverage to mitigate the financial exposure to these risks. However, it is possible that costs arising from claims could exceed the amount of any insurance coverage.

The use of derivative instruments could result in financial losses and liquidity constraints. We use derivative instruments, including futures, swaps, forwards, options and financial transmission rights, to manage the commodity and financial market risks of our business operations. We could recognize financial losses on these contracts as a result of volatility in the market values of the underlying commodities or if a counterparty fails to perform under a contract. In the absence of actively-quoted market prices and pricing information from external sources, the valuation of these contracts involves management’s judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.

Derivatives designated under hedge accounting to the extent not fully offset by the hedged transaction can result in ineffectiveness losses. These losses primarily result from differences in the location and specifications of the derivative hedging instrument and the hedged item and could adversely affect our results of operations.

Our operations in regards to these transactions are subject to multiple market risks including market liquidity, counterparty credit strength and price volatility. These market risks are beyond our control and could adversely affect our results of operations and future growth.

We may not complete plant construction or expansion projects that we commence, or we may complete projects on materially different terms or timing than initially anticipated and we may not be able to achieve the intended benefits of any such project, if completed. We have announced plant construction and expansion projects and may consider additional plant construction and expansion projects in the future. We anticipate that we will be required to seek additional financing in the future to fund our current and future plant construction and expansion projects and we may not be able to secure such financing on favorable terms. In addition, we may not be able to complete the plant construction or expansion projects on time as a result of weather conditions, delays in obtaining or failure to obtain regulatory approvals, delays in obtaining key materials, labor difficulties, difficulties with partners or potential partners or other factors beyond our control. Even if plant construction and expansion projects are completed, the total costs of the plant construction and expansion projects may be higher than anticipated and the performance of our business following the plant construction and expansion projects may not meet expectations. Additionally, regulators may disallow recovery of some of the costs of a plant or expansion project if they are deemed not to be prudently incurred. Further, we may not be able to timely and effectively integrate the plant construction and expansion projects into our operations, such integration may result in unforeseen operating difficulties or unanticipated costs. Any of these or other factors could adversely affect our ability to realize the anticipated benefits from the plant construction and expansion projects.

An inability to access financial markets could affect the execution of our business plan. We rely on access to short-term money markets, longer-term capital markets and banks as significant sources of liquidity for capital requirements not satisfied by the cash flows from our operations. Management believes that we will maintain sufficient access to these financial markets based upon current credit ratings. However, certain disruptions outside of our control may increase our cost of borrowing or restrict our ability to access one or more financial markets. Such disruptions could include an economic downturn, the bankruptcy of an unrelated energy company or changes to our credit ratings. Restrictions on our ability to access financial markets may affect our ability to execute our business plan as scheduled.

Changing rating agency requirements could negatively affect our growth and business strategy. As of September 30, 2008, our senior unsecured debt is rated A-, stable outlook, by Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (Standard & Poor’s), Baa1, stable outlook, by Moody’s Investors Service (Moody’s) and A-, stable outlook, by Fitch Ratings Ltd. (Fitch). In order to maintain our current credit ratings in light of existing or future requirements, we may find it necessary to take steps or change our business plans in ways that may adversely affect our growth and earnings. A reduction in our credit ratings by Standard & Poor’s, Moody’s or Fitch could increase our borrowing costs and adversely affect operating results.

Potential changes in accounting practices may adversely affect our financial results. We cannot predict the impact that future changes in accounting standards or practices may have on public companies in general, the energy industry or our operations specifically. New accounting standards could be issued that could change the way we record revenues, expenses, assets and liabilities. These changes in accounting standards could adversely affect our reported earnings or could increase reported liabilities.

Failure to retain and attract key executive officers and other skilled professional and technical employees could have an adverse effect on our operations. Our business strategy is dependent on our ability to recruit, retain and motivate employees. Competition for skilled employees in some areas is high and the inability to retain and attract these employees could adversely affect our business and future operating results.

Continued delays in the recovery of fuel costs could negatively affect our cash flow, which could adversely affect our results of operations. We have a statutory right to recover from customers all prudently incurred fuel costs through fuel factors which have been implemented in our Virginia and North Carolina jurisdictions. However, as a result of increasing fuel costs and a statutory limitation on the amount of fuel recovery that can be collected from Virginia jurisdictional customers in the July 1, 2007 through June 30, 2008 fuel factor period, we have deferred a significant amount of fuel costs. Deferred recovery of fuel costs could have a negative impact on our cash flow. The recent fluctuations in fuel prices may make it difficult to accurately predict fuel costs. In the future, if actual fuel costs incurred during the fuel factor period exceed the estimate of costs which the Virginia Commission has approved for recovery in that period, we will not have authority to recover the excess costs through fuel rates until the following year when a new factor is determined. To the extent that such deferrals occur, the resulting delays in the current recovery of fuel costs could negatively impact our cash flow, which could adversely affect our results of operations.

THE COMPANY

We are a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and northeastern North Carolina. In Virginia, we conduct business under the name “Dominion Virginia Power.” In North Carolina, we conduct business under the name “Dominion North Carolina Power” and serve retail customers located in the northeastern region of the state, excluding certain municipalities. We serve approximately 2.4 million retail customer accounts, including governmental agencies and wholesale customers such as rural electric cooperatives and municipalities. All of our common stock is owned by our parent company, Dominion. Dominion, headquartered in Richmond, Virginia, is one of the nation’s largest producers and transporters of energy. Dominion also owns and operates the nation’s largest underground natural gas storage system and serves retail energy customers in 12 states. Dominion is not guaranteeing any of the securities described in this prospectus supplement.

Operating Segments

We manage our daily operations through two primary operating segments: Dominion Virginia Power and Generation.

•

Dominion Virginia Power includes our regulated electric distribution and customer service businesses and our regulated electric transmission system serving Virginia and northeastern North Carolina. We are a member of PJM Interconnection, LLC (PJM), a regional transmission organization, and our electric transmission facilities are integrated into the PJM wholesale electricity markets. Electric distribution operations serve residential, commercial, industrial and governmental customers in Virginia and northeastern North Carolina.

•	Generation includes our regulated generation portfolio of electric generating facilities and power purchase agreements and our energy supply operations.

•

We also report a Corporate and Other segment that includes our corporate and other functions and specific items attributable to our primary operating segments that are not included in profit measures evaluated by executive management in assessing the segments’ performance or allocating resources among the segments.

As of September 30, 2008, we had approximately 7,100 full-time employees. Approximately 3,300 employees are subject to collective bargaining agreements.

We were incorporated in 1909 as a Virginia public service corporation. Our principal office is located at 120 Tredegar Street, Richmond, Virginia 23219-3932. The telephone number is (804) 819-2000.

For additional information about us, see WHERE YOU CAN FIND MORE INFORMATION on page S-3.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of debt. We intend to use a portion of the proceeds to repay our maturing $120 million aggregate principal amount of 5.73% Series F Medium Term Notes due November 25, 2008. We may also use a portion of the proceeds to repay short-term debt, including commercial paper. As of October 31, 2008, the weighted average maturity of our approximately $398.5 million of outstanding commercial paper was approximately 9.25 days and the weighted average interest rate was 5.99%.

CAPITALIZATION

The table below shows our capitalization on a consolidated basis as of September 30, 2008. The “As Adjusted for this Offering” column reflects our capitalization after giving effect to this offering of Senior Notes and the intended use of the net proceeds from this offering. See WHERE YOU CAN FIND MORE INFORMATION on page S-3 and USE OF PROCEEDS on page S-12.

	September 30, 2008
	Actual	As Adjusted for this Offering
	(in millions)
Short-term debt(1)	$1,057	$363
Long-term debt:
Senior notes and medium-term notes(2)(3)	5,021	5,721
Tax exempt financings	431	431

Total long-term debt	5,452	6,152
Preferred stock(4)	257	257
Total common shareholder’s equity	5,881	5,881

Total capitalization	$12,647	$12,653

(1)	Includes securities due within one year, which includes a $0.3 million deferred gain on fair value hedges.
(2)	Includes the net effect of unamortized discount ($10.1 million) and unamortized premium ($12.4 million).
(3)	Includes a $0.2 million deferred gain on fair value hedges.
(4)	Includes the effect of preferred stock issuance expenses ($1.9 million).

RATIO OF EARNINGS TO FIXED CHARGES

Nine Months Ended September 30, 2008	Twelve Months Ended September 30, 2008	Years Ended December 31,
		2007	2006	2005	2004	2003
5.37	4.88	3.93	3.34	3.21	4.48	3.61

For purposes of this ratio, earnings are determined by adding fixed charges (excluding interest capitalized) to income before taxes. These earnings are then divided by total fixed charges. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, interest capitalized, and the portion of rental expense that is representative of the interest factor.

DESCRIPTION OF THE SENIOR NOTES

Set forth below is a description of the specific terms of the Senior Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying base prospectus under the caption DESCRIPTION OF SENIOR DEBT SECURITIES. The following description is not complete in every respect and is subject to, and is qualified in its entirety by reference to, the description in the accompanying base prospectus, the Senior Indenture and the supplemental indentures pertaining to the Senior Notes. Capitalized terms used in this DESCRIPTION OF THE SENIOR NOTES that are not defined in this prospectus supplement have the meanings given to them in the accompanying base prospectus, the Senior Indenture or the applicable supplemental indenture. In this DESCRIPTION OF THE SENIOR NOTES, references to the “Company,” “we,” “us,” and “our” mean Virginia Electric and Power Company, excluding any of its subsidiaries unless otherwise expressly stated or the context otherwise requires.

General

The Senior Notes will be issued as a series of Senior Debt Securities under the Senior Indenture. The Senior Notes will be initially limited in aggregate principal amount to $700,000,000. We may, without the consent of the holders of Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Senior Notes. Any additional notes having such similar terms, together with either the Senior Notes, as applicable, will constitute a single series of notes under the Senior Indenture.

The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 15, 2038. The Senior Notes are not subject to any sinking fund provision. The Senior Notes are available for purchase in denominations of $1,000 and any integral multiple of $1,000.

Interest

The Senior Notes will bear interest at the rate of 8.875% per year from the date of original issuance. Interest is payable semi-annually in arrears on May 15 and November 15 of each year (each, an Interest Payment Date). The initial Interest Payment Date is May 15, 2009. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the Senior Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay), with the same force and effect as if made on such date.

So long as the Senior Notes remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the Senior Notes are not in book-entry only form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day (whether or not a business day) before the Interest Payment Date. In any case, interest payable at maturity or upon redemption will be payable to the person to whom principal is payable.

Ranking

The Senior Notes will be our direct, unsecured and unsubordinated obligations. The Senior Notes will rank equally with all of our other senior unsecured indebtedness and will be senior in right of payment to all of our subordinated indebtedness. The Senior Notes will be effectively subordinated to all our secured debt including our first and refunding mortgage bonds, of which there were approximately $19.5 million outstanding at September 30, 2008. The Senior Notes will not be guaranteed by Dominion.

The Senior Indenture contains no restrictions on the amount of additional indebtedness that we may incur. While our mortgage bond indenture contains restrictions on the amount of additional mortgage bonds we may issue, the limit is in excess of $4 billion.

Optional Redemption

The Senior Notes are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

—	100% of the principal amount of Senior Notes then outstanding to be redeemed, or

—	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, as calculated by an Independent Investment Banker, plus accrued and unpaid interest on the Senior Notes to the Redemption Date.

We will mail a notice of redemption at least 20 days but no more than 60 days before the Redemption Date to each holder of Senior Notes to be redeemed. If we elect to partially redeem the Senior Notes, the series trustee will select, in a fair and appropriate manner, the Senior Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

“Adjusted Treasury Rate” means, with respect to any Redemption Date:

—	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

—	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes (Remaining Life).

“Comparable Treasury Price” for any Redemption Date means (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Citigroup Global Markets Inc., Goldman, Sachs & Co. or Greenwich Capital Markets, Inc. and their respective successors as selected by us, or if none of such firms is willing or able to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means:

—	Citigroup Global Markets Inc., Goldman, Sachs & Co. and Greenwich Capital Markets, Inc. and their respective successors; provided that, if any such firm or its successors ceases to be a primary U.S. Government securities dealer in the United States (Primary Treasury Dealer), we will substitute another Primary Treasury Dealer; and

—	up to two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

The Trustee and Series Trustee

The series trustee for this series of Senior Notes will be U.S. Bank, National Association. The series trustee will administer its corporate trust business at U.S. Bank Corporate Trust Services, 1021 East Cary Street, Suite 1850, Richmond, VA 23219.

The trustee under the Senior Indenture is The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)). We and certain of our affiliates maintain deposit accounts and banking relationships with The Bank of New York Mellon. The Bank of New York Mellon also serves as trustee under other indentures under which we and certain of our affiliates have issued securities. The Bank of New York Mellon and its affiliates, including BNY Mellon Capital Markets, LLC which is an underwriter for this offering, have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Upon issuance, the Senior Notes will be represented by one or more fully registered global certificates. Each global certificate will be deposited with the series trustee on behalf of DTC and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

The following is based on information furnished to us by DTC:

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (Direct Participants) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Senior Notes on DTC’s records. The ownership interest of each actual purchaser of each Senior Note (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Senior Notes, except in the event that use of the book-entry system for the Senior Notes is discontinued.

To facilitate subsequent transfers, all of the Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Senior Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Senior Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds on the Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or its agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Company or its agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Senior Notes at any time by giving reasonable notice to the Company or its agent. Under such circumstances, in the event that a successor depository is not obtained, Senior Note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Senior Note certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

This discussion summarizes certain U.S. federal income tax considerations relating to the Senior Notes applicable to Non-U.S. Holders (as defined below). This discussion is based on interpretations of the Internal Revenue Code of 1986, as amended (the Code), Treasury regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein. This discussion does not deal with all of the U.S. federal income tax consequences that may be relevant to particular investors who are not Non-U.S. Holders or to investors subject to special treatment under U.S. federal income tax laws, nor does it deal with the tax consequences under the laws of any foreign, state or local taxing jurisdictions. Accordingly, prospective investors are urged to consult their own tax advisers with respect to the U.S. federal, state and local tax consequences of investing in the Senior Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of Senior Notes that is, for U.S. federal income tax purposes:

•	a nonresident alien individual (but not a United States expatriate),

•	a foreign corporation other than a controlled foreign corporation or a passive foreign investment company,

•	an estate whose income is not subject to U.S. federal income tax on a net income basis, or

•

a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

Interest payments on the Senior Notes to Non-U.S. Holders will not be subject to U.S. federal income or withholding tax if the following conditions are satisfied:

•	the Non-U.S. Holder does not actually or constructively own 10%

or more of the total combined voting power of all classes of the Company’s stock entitled to vote,

•	the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to the Company through actual or constructive ownership,

•	the Non-U.S. Holder is not a bank whose receipt of interest on the Senior Notes is described in Section 881(c)(3)(A) of the Code, and

•

the payments are not effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States and either (a) the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN, Form W-8EXP or Form W-8IMY (or successor form) with all of the attachments required by the IRS, or (b) the Non-U.S. Holder holds its Senior Notes through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS) which has provided an IRS Form W-8IMY stating that it is a qualified intermediary and has received documentation upon which it can rely to treat the payment as made to a foreign person.

If any of the conditions described above are not satisfied, interest on the Senior Notes will be subject to a 30% withholding tax when paid, unless an income tax treaty reduces or eliminates the tax or the interest is effectively connected with the conduct of a U.S. trade or business and the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8ECI. In the latter event, Non-U.S. Holders will generally be subject to U.S. federal income tax with respect to all income from the Senior Notes in the same manner as U.S. holders. In addition, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income.

In general, gain realized on the sale, exchange or retirement of the Senior Notes by a Non-U.S. Holder will not be subject to U.S. federal income tax, unless:

•

the gain with respect to the Senior Notes is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States, in which case the gain will be taxed in the same manner as interest that is effectively connected to such trade or business, or

•

the Non-U.S. Holder is a nonresident alien individual who holds the Senior Notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale or other disposition of the Senior Notes and certain other conditions are satisfied.

Backup withholding will not be required with respect to interest paid to Non-U.S. Holders, so long as the Company has received from the Non-U.S. Holder a correct and complete IRS Form W-8BEN, Form W-8ECI, Form W-8EXP or Form W-8IMY (or successor form) with all of the attachments required by the IRS. Interest paid to a Non-U.S. Holder will be reported on IRS Form 1042-S, which is filed with the IRS and sent to Non-U.S. Holders.

Information reporting and backup withholding may apply to the proceeds of a sale of Senior Notes by a Non-U.S. Holder made within the United States or conducted through certain U.S. related financial intermediaries, unless the Company receives one of the IRS tax forms described above.

Backup withholding is not an additional tax and may be refunded (or credited against U.S. federal income tax liability, if any), provided that the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. For Non-U.S. Holders, copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement (Underwriting Agreement), the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the principal amount of the Senior Notes set forth opposite their names below:

Name	Principal Amount
Citigroup Global Markets Inc.	$224,000,000
Goldman, Sachs & Co.	224,000,000
Greenwich Capital Markets, Inc.	98,000,000
Deutsche Bank Securities Inc.	49,000,000
UBS Securities LLC	49,000,000
BNY Mellon Capital Markets, LLC	14,000,000
KBC Financial Products USA Inc.	14,000,000
Scotia Capital (USA) Inc.	14,000,000
The Williams Capital Group, L.P.	14,000,000

$700,000,000

Citigroup Global Markets Inc., Goldman, Sachs & Co. and Greenwich Capital Markets, Inc. are acting as joint book-running managers in connection with the offering of the Senior Notes.

The Underwriting Agreement provides that the obligation of the several underwriters to purchase and pay for the Senior Notes is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the Senior Notes if any are taken.

The underwriters initially propose to offer part of each series of Senior Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement before deduction of an underwriting discount of 0.875% of the principal amount of the Senior Notes. The underwriters may also initially offer part of the Senior Notes to certain dealers at a price that represents a concession not in excess of 0.500% of the principal amount of the Senior Notes. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.250% of the principal amount of the Senior Notes. After the initial offering of the Senior Notes, the offering price and other selling terms may from time to time be varied by the underwriters.

We estimate that the total expenses of the offering, not including the underwriting discount, will be approximately $150,000.

We have agreed to indemnify each of the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

We do not intend to apply for listing of the Senior Notes on a national securities exchange or for quotation on any automated quotation system, but have been advised by the underwriters that they intend to make a market in the Senior Notes. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the development, maintenance or liquidity of the trading market for the Senior Notes.

In order to facilitate the offering of the Senior Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Senior Notes for the underwriters. In addition, to cover overallotments or to stabilize the prices of the Senior Notes, the underwriters may bid for, and purchase, the Senior Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the Senior Notes in the offering, if they repurchase previously distributed Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Senior Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters and their affiliates have, from time to time, performed, and currently perform and may in the future perform various investment or commercial banking, trust and financial advisory services for us and our affiliates in the ordinary course of business.

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (as defined below), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that member state it has not made and will not make an offer of Senior Notes to the public in that member state prior to the publication of a prospectus in relation to the Senior Notes which has been approved by the competent authority in that member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Directive, except that it may, with effect from and including such date, make an offer of Senior Notes to the public in that member state at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the

Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of Senior Notes to the public” in relation to any Senior Notes in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to acquire the Senior Notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each member state.

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the Senior Notes in circumstances in which Section 21(1) of such act does not apply to us and it has complied and will comply with all applicable provisions of such act with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom.

The Senior Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong); (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder; or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Senior Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The Senior Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any Senior Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and

Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Senior Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Senior Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Senior Notes will be passed upon for us by McGuireWoods LLP and for the underwriters by Troutman Sanders LLP, who also performs certain legal services for us and our affiliates on other matters. Troutman Sanders LLP is also serving as counsel for the series trustee in connection with this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report included an explanatory paragraph as to changes in methods of accounting for uncertain tax positions and conditional asset retirement obligations), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

VIRGINIA ELECTRIC AND POWER COMPANY

701 East Cary Street

Richmond, Virginia 23219

(804) 819-2000

Senior Debt Securities

From time to time, we may offer and sell our senior debt securities. The senior debt securities we may offer may be convertible into or exercisable or exchangeable for other senior debt securities or other securities of the Company.

We will file prospectus supplements and may provide other offering materials that furnish specific terms of the securities to be offered under this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations and the agents, dealers or underwriters, if any, to be used in connection with the sale of the securities. You should read this prospectus and any supplement or other offering materials carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated January 9, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a shelf registration process. Under this shelf process, we may, from time to time, sell any of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement or other offering materials as necessary. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement or other offering materials together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION. When we use the terms “we,” “our,” or the “Company” in this prospectus, we are referring to Virginia Electric and Power Company. You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or other offering materials. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or other offering materials is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. Our file number with the SEC is 001-02255. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 while we are making offerings using this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

•	Current Reports on Form 8-K filed April 26, 2005, May 18, 2005 and January 6, 2006.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary

    Virginia Electric and Power Company

    701 East Cary Street

    Richmond, Virginia 23219

    (804) 819-2000

SAFE HARBOR AND CAUTIONARY STATEMENTS

This prospectus or other offering materials may contain or incorporate by reference forward-looking statements. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance. These statements, by their nature, involve estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements. Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves; generally applicable factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements will be discussed in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.

By making forward-looking statements, we are not intending to become obligated to publicly update or revise any forward-looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

THE COMPANY

We are a regulated public utility that generates, transmits and distributes electricity in Virginia and northeastern North Carolina. In Virginia, we conduct business under the name “Dominion Virginia Power.” The Virginia service area comprises about 65 percent of Virginia’s total land area, but accounts for over 80 percent of its population. In North Carolina, we conduct business under the name “Dominion North Carolina Power” and serve retail customers located in the northeastern region of the state, excluding certain municipalities. We sell electricity to approximately 2.3 million retail customer accounts, including government agencies, and to wholesale customers such as rural electric cooperatives, power marketers, municipalities and other utilities. All of our common stock is owned by our parent company, Dominion Resources, Inc. (Dominion), a fully integrated gas and electric energy holding company. Dominion is not guaranteeing any of the securities described in this prospectus.

Operating Segments

We currently manage our business through three primary operating segments: Delivery, Energy and Generation.

•

Delivery includes our electric distribution and customer service business. Electric distribution operations serve residential, commercial, industrial and governmental customers in Virginia and northeastern North Carolina. The Delivery segment is subject to cost-of-service rate regulation.

•	Energy includes our regulated electric transmission system located in Virginia and northeastern North Carolina. The electric transmission operations are subject to cost-of-service rate regulation.

•	Generation includes our portfolio of electric generating facilities and energy supply operations.

As of December 31, 2004, we had approximately 7,100 full-time employees. Approximately 3,300 employees are subject to collective bargaining agreements.

Virginia Electric and Power Company was incorporated in 1909 as a Virginia public service corporation. Its principal office is located at 701 East Cary Street, Richmond, Virginia 23219-3932. The telephone number is (804) 819-2000.

For additional information about us, see WHERE YOU CAN FIND MORE INFORMATION in this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will use the net proceeds from the sale of securities to meet a portion of the general capital requirements of the Company, for the refinancing of preferred stock and outstanding debt including our commercial paper and for other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

Nine Months Ended September 30, 2005	Twelve Months Ended December 31,
	2004	2003	2002	2001	2000
N/A*	3.43	3.73	4.68	3.16	3.76

*	For the nine months ended September 30, 2005, the ratio of earnings to fixed charges was less than one-to-one. The dollar amount of the deficiency in earnings to cover fixed charges was $168 million.

For purposes of this ratio, earnings are determined by adding fixed charges (excluding interest capitalized) to income before taxes. These earnings are then divided by total fixed charges. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, interest capitalized and the portion of rental expense that is representative of the interest factor.

DESCRIPTION OF SENIOR DEBT SECURITIES

We will issue the Senior Debt Securities (also referred to in this prospectus as Debt Securities) in one or more series under a Senior Indenture dated as of June 1, 1998 between us and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee. We have summarized selected provisions of the Senior Indenture below. The Senior Indenture has been filed as an exhibit to the registration statement, and you should read the Senior Indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the Senior Indenture so that you can easily locate these provisions. Capitalized terms used in this description have the meanings specified in the Senior Indenture.

General

The Senior Debt Securities will be our direct, unsecured obligations and will rank equally with all of our other senior and unsubordinated debt.

Our ability to meet our obligations under the Debt Securities is dependent on our earnings and cash flows. As of September 30, 2005, we had 2.59 million outstanding shares of Preferred Stock with a liquidation value of $259 million. In addition to trade debt, we have ongoing corporate debt programs used to finance our business activities. As of September 30, 2005, we had approximately $5 billion in aggregate principal amount of outstanding long-term debt, including $619 million of securities due within one year. In addition, we have a commercial paper program that at September 30, 2005 had an outstanding balance of $195 million.

The Senior Indenture does not limit the amount of Debt Securities that we may issue under it. We may issue Debt Securities from time to time under the Senior Indenture in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. A form of supplemental indenture to the Senior Indenture is an exhibit to the registration statement.

The Senior Indenture does not protect the holders of Debt Securities if we engage in a highly leveraged transaction.

Provisions of a Particular Series

The Debt Securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. Unless otherwise provided in the terms of a series, a series may be reopened, without notice to or consent of any holder of outstanding Debt Securities, for issuances of additional Debt Securities of that series. The prospectus supplement or other offering materials for a particular series of Debt Securities will specify the terms of that series, including, if applicable, some or all of the following:

•	the title and type of the Debt Securities;

•	the total principal amount of the Debt Securities;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

•	the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•	any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

•	any payments due if the maturity of the Debt Securities is accelerated;

•	any optional redemption terms or any other repayment terms;

•	any provisions that would obligate us to repurchase or otherwise redeem the Debt Securities, or any sinking fund provisions;

•	the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•

if payments may be made, at our election or at the holder’s election, in a currency other than that in which the Debt Securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	any index or formula used for determining principal, interest, or premium, if any;

•	the percentage of the principal amount at which the Debt Securities will be issued, if other than 100% of the principal amount;

•

whether the Debt Securities are to be issued in fully registered certificated form or in book-entry form represented by certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary’s nominee (Book-Entry Debt Securities);

•	denominations, if other than $1,000 each or multiples of $1,000;

•	any changes to events of defaults or covenants; and

•	any other terms of the Debt Securities. (Sections 201 & 301 of the Senior Indenture.)

The prospectus supplement or other offering materials will also indicate any special tax implications of the Debt Securities and any provisions granting special rights to holders when a specified event occurs.

Conversion or Redemption

No Debt Security will be subject to conversion, amortization, or redemption, unless otherwise provided in the applicable prospectus supplement or other offering materials. Any provisions relating to the conversion or redemption of Debt Securities will be set forth in the applicable prospectus supplement or other offering materials, including whether conversion is mandatory or at our option. If no redemption date or redemption price is indicated with respect to a Debt Security, we cannot redeem the Debt Security before the Stated Maturity. Debt Securities subject to redemption by us will be subject to the following terms:

•	redeemable on and after the applicable redemption dates;

•	redemption dates and redemption prices fixed at the time of sale and set forth on the Debt Security; and

•

redeemable in whole or in part (provided that any remaining principal amount of the Debt Security will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not more than 60 nor less than 30 days before the date of redemption. (Section 1104 of the Senior Indenture.)

We will not be required to:

•	issue, register the transfer of, or exchange any Debt Securities of a series during the period beginning 15 days before the date the notice is mailed identifying the Debt Securities of that series that have been selected for redemption; or

•

register the transfer of, or exchange any Debt Security of that series selected for redemption except the unredeemed portion of a Debt Security being partially redeemed. (Section 305 of the Senior Indenture.)

Repayment at the Option of the Holder; Repurchases by the Company

We must repay the Senior Debt Securities at the option of the Holders before the Stated Maturity Date only if specified in the applicable prospectus supplement or other offering materials. Unless otherwise provided in the prospectus supplement or other offering materials, the Senior Debt Securities subject to repayment at the option of the Holder will be subject to repayment:

•	on the specified Repayment Dates; and

•	at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the Repayment Date.

For any Senior Debt Security to be repaid, the Trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, New York City not more than 60 nor less than 30 calendar days before the date of repayment:

•	in the case of a certificated Senior Debt Security, the certificated Senior Debt Security and the form in the Senior Debt Security entitled Option of Holder to Elect Purchase duly completed; or

•

in the case of a book-entry Senior Debt Security, instructions to that effect from the beneficial owner to the securities depositary and forwarded by the securities depositary. Exercise of the repayment option by the Holder will be irrevocable.

Only the securities depositary may exercise the repayment option in respect of beneficial interests in the book-entry Senior Debt Securities. Accordingly, beneficial owners that desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry Senior Debt Securities or the global certificate representing the related book-entry Senior Debt Securities, on the securities depositary’s records, to the Trustee. See DESCRIPTION OF SENIOR DEBT SECURITIES—Global Securities.

Payment and Transfer; Paying Agent

The paying agent will pay the principal of any Debt Securities only if those Debt Securities are surrendered to it. Unless we state otherwise in the applicable prospectus supplement or other offering materials, the paying agent will pay principal, interest and premium, if any, on Debt Securities, subject to such surrender, where applicable, at its office or, at our option:

•

by wire transfer to an account at a banking institution in the United States that is designated in writing to the Trustee before the deadline set forth in the applicable prospectus supplement or other offering materials by the person entitled to that payment (which in the case of Book-Entry Debt Securities is the securities depositary or its nominee); or

•	by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Debt Securities. (Sections 307 & 1001 of the Senior Indenture.)

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Debt Security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that the securities depositary, upon receipt of any payment of principal, interest or premium, if any, in a Book-Entry Debt Security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Book-Entry Debt Security as shown on the records of the securities depositary. We also expect that payments by participants to owners of beneficial interests in a Book-Entry Debt Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the participants.

Unless we state otherwise in the applicable prospectus supplement or other offering materials, the Trustee will act as paying agent for the Debt Securities, and the principal corporate trust office of the Trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts. (Section 1002 of the Senior Indenture.)

Any money that we have paid to a paying agent for principal or interest on any Debt Securities which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to the Company, holders should look only to us for those payments. (Section 1003 of the Senior Indenture.)

Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge and related expenses. (Section 1002 of the Senior Indenture.)

Global Securities

We may issue some or all of the Debt Securities as Book-Entry Debt Securities. Book-Entry Debt Securities will be represented by one or more fully registered global certificates. Book-Entry Debt Securities of like tenor and terms up to $500,000,000 aggregate principal amount may be represented by a single global certificate. Each global certificate will be registered with the securities depositary or its nominee and deposited with the securities depositary or its custodian. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. (Section 305 of the Senior Indenture.)

Unless otherwise stated in any prospectus supplement or other offering materials, The Depository Trust Company will act as the securities depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the securities depositary and its participants. If there are any additional or differing terms of the depositary arrangement with respect to the Book-Entry Debt Securities, we will describe them in the applicable prospectus supplement or other offering materials.

Holders of beneficial interests in Book-Entry Debt Securities represented by a global certificate are referred to as beneficial owners. Beneficial owners will be limited to institutions having accounts with the securities depositary or its nominee, which are called participants in this discussion, and to persons that hold beneficial interests through participants. When a global certificate representing Book-Entry Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Book-Entry Debt Securities the global certificate represents to the accounts of its participants. Ownership of beneficial interests in a global certificate will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to participants’ interests; and

•	any participant, with respect to interests the participant holds on behalf of other persons.

As long as the securities depositary or its nominee is the registered holder of a global certificate representing Book-Entry Debt Securities, that person will be considered the sole owner and holder of the global certificate and the Book-Entry Debt Securities it represents for all purposes. Except in limited circumstances, beneficial owners:

•	may not have the global certificate or any Book-Entry Debt Securities it represents registered in their names;

•	may not receive or be entitled to receive physical delivery of certificated Book-Entry Debt Securities in exchange for the global certificate; and

•

will not be considered the owners or holders of the global certificate or any Book-Entry Debt Securities it represents for any purposes under the Debt Securities or the Senior Indenture. (Section 305 of the Senior Indenture.)

We will make all payments of principal, interest and premium, if any, on a Book-Entry Debt Security to the securities depositary or its nominee as the holder of the global certificate. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

Payments participants make to beneficial owners holding interests through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global certificate. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global certificate representing Book-Entry Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	the Company;

•	the Trustee; or

•	any agent of any of the above.

Covenants

Under the Senior Indenture we will:

•	pay the principal, interest and premium, if any, on the Debt Securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the Trustee at the end of each fiscal year confirming our compliance with our obligations under the Senior Indenture;

•	preserve and keep in full force and effect our corporate existence except as provided in the Senior Indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any. (Sections 1001, 1002, 1003, 1004 & 1005 of the Senior Indenture.)

Consolidation, Merger or Sale

The Senior Indenture provides that we may consolidate or merge with or into, or sell all or substantially all our assets to, another Person, provided that any successor assumes our obligations under the Senior Indenture and the Debt Securities issued under the Senior Indenture. We must also deliver an opinion of counsel to the Trustee affirming our compliance with all conditions in the Senior Indenture relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us and, in the case of a sale of all or substantially all our assets, we will be relieved of our obligations. (Sections 801 & 802 of the Senior Indenture.)

Events of Default

Event of Default when used in the Senior Indenture, will mean any of the following with respect to Debt Securities of any series:

•	failure to pay the principal or any premium on any Debt Security when due;

•	failure to deposit any sinking fund payment for that series when due that continues for 60 days;

•	failure to pay any interest on any Debt Securities of that series, when due, that continues for 60 days;

•

failure to perform any other covenant in the Senior Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Trustee or the holders of at least 33% of the outstanding Debt Securities of that series give us written notice of the default;

•	certain events in bankruptcy, insolvency or reorganization of the Company; or

•	any other Event of Default included in the Senior Indenture or any supplemental indenture. (Section 501 of the Senior Indenture.)

In the case of a general covenant default described above, the Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Debt Securities of that series, together with the Trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Senior Indenture. Additional events of default may be established for a particular series and, if established, will be described in the applicable prospectus supplement or other offering materials.

If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 33% in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 502 of the Senior Indenture.)

The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Senior Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. However, the Trustee must give the holders of Debt Securities notice of any default to the extent provided by the Trust Indenture Act. (Sections 512, 601 & 602 of the Senior Indenture.)

The holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Debt Security on its maturity date or redemption date and to enforce those payments. (Section 508 of the Senior Indenture.)

Defeasance

We will be discharged from our obligations on the Senior Debt Securities of any series at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Debt Securities of the series. If this happens, the holders of the Senior Debt Securities of the series will not be entitled to the benefits of the Senior Indenture except for registration of transfer and exchange of Senior Debt Securities and replacement of lost, stolen or mutilated Senior Debt Securities. (Sections 1302 and 1304 of the Senior Indenture.)

Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related Senior Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the Senior Debt Securities and the value of the holder’s interest in the defeasance trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

Satisfaction; Discharge

We may discharge all our obligations (except those described below) to holders of the Debt Securities issued under the Senior Indenture, which Debt Securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the Trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding Debt Securities. However, certain of our obligations under the Senior Indenture will survive, including with respect to the following:

•	remaining rights to register the transfer, conversion, substitution or exchange of Debt Securities of the applicable series;

•

rights of holders to receive payments of principal of, and any interest on, the Debt Securities of the applicable series, and other rights, duties and obligations of the holders of Debt Securities with respect to any amounts deposited with the Trustee; and

•	the rights, obligations and immunities of the Trustee under the Senior Indenture. (Section 401 of Senior Indenture.)

Modification of Senior Indenture; Waiver

Under the Senior Indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Section 902 of the Senior Indenture.) In addition, we may supplement the Senior Indenture to create new series of Debt Securities and for certain other purposes, without the consent of any holders of Debt Securities. (Section 901 of the Senior Indenture.)

The holders of a majority of the outstanding Debt Securities of all series under the Senior Indenture with respect to which a default has occurred and is continuing may waive a default for all those series, except a default in the payment of principal or interest, or any premium, on any Debt Securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of the series affected. (Section 513 of the Senior Indenture.)

Concerning the Trustee

JPMorgan Chase Bank, N.A. is the Trustee under the Senior Indenture. We and certain of our affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A. also serves as trustee under other indentures under which we and certain of our affiliates have issued securities. Affiliates of JPMorgan Chase Bank, N.A. have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

The Trustee will perform only those duties that are specifically described in the Senior Indenture unless an event of default under the Senior Indenture occurs and is continuing. The Trustee is under no obligation to exercise any of its powers under the Senior Indenture at the request of any holder of Debt Securities unless that holder offers reasonable indemnity to the Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 601 of the Senior Indenture.)

The Trustee administers its corporate trust business at 4 New York Plaza, New York, NY 10004 (Attention: Worldwide Securities Services).

LEGAL MATTERS

The legality of the securities in respect of which this prospectus is being delivered will be passed on for us by McGuireWoods LLP. As of December 16, 2005, partners of McGuireWoods LLP owned less than 1% of the common stock of Dominion, our parent company. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement or other offering materials, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph as to changes in accounting principles in 2003 for asset retirement obligations, contracts involved in energy trading, derivative contracts not held for trading purposes, derivative contracts with a price adjustment feature, the consolidation of variable interest entities, and guarantees), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VIRGINIA ELECTRIC AND POWER COMPANY